EXHIBIT 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement, dated as of May 8, 2008 (the “Agreement”), is by and among Charming Shoppes, Inc., a Pennsylvania corporation (the “Company”), and the other parties signatory hereto (collectively, the “Committee,” and individually, a “member of the Committee”).

WHEREAS, the Committee beneficially owns (as defined below) shares of Common Stock, $0.10 par value, of the Company (the “Common Stock”) as specified on Schedule A of this Agreement (the “Shares”);

WHEREAS, prior to the date hereof the Committee (i) delivered a letter (the “Nomination Letter”) to the Company, dated as of January 14, 2008, stating its intention to nominate (the “Committee Nomination”) three individuals for election to the Board of Directors of the Company (the “Board”) by the shareholders of the Company (the “Shareholders”) and (ii) filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”) related to the matters set forth in the Nomination Letter;

WHEREAS, the Company and the Committee have agreed that it is in their mutual interests to enter into this Agreement, which, among other things, terminates the pending proxy contest for the election of directors at the 2008 Annual Meeting (as defined below);

WHEREAS, the Company has agreed that the size of the Board will be increased from eight to eleven members as permitted by the Company’s Articles of Incorporation, such increase to be effective as of the 2008 Annual Meeting;

WHEREAS, the Company has agreed that, in connection with the Company’s 2008 Annual Meeting of Shareholders (including any adjournment or postponement thereof in accordance with this Agreement, the “2008 Annual Meeting”), the Board will include in its nominations for election as members of the Board, and recommend that the shareholders vote to elect as directors of the Company, Michael Appel and Arnaud Ajdler (each, a “Committee Nominee”); and

WHEREAS, the Company has agreed to submit a proposal at the 2008 Annual Meeting for the declassification of the Company’s Board.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms.  For purposes of this Agreement:

(a) The term “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b) The terms “beneficial owner” and “beneficially own” have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act except that a person will also be deemed to beneficially own and to be the beneficial owner of all shares of capital stock of the Company which such person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional.

(c) The term “Person” will mean any individual, partnership, corporation, group, syndicate, trust, government or agency, or any other organization, entity or enterprise.

Section 1.2 Interpretation.  When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

ARTICLE II

COVENANTS

Section 2.1 Board of Directors, Annual Meeting and Related Matters.

(a) Board Expansion.  As promptly as practicable following the date of this Agreement, the Company shall increase the size of the Board from eight to eleven directors, such increase to be effective as of the date hereafter that the Company’s Proxy Statement and proxy card are first sent to shareholders.

(b) 2008 Annual Meeting. The Company shall adjourn the 2008 Annual Meeting until June 26, 2008 for purposes of the election of directors and the declassification of the Board as contemplated herein.

(c) Nomination of New Directors.  The Company agrees that at the 2008 Annual Meeting, the Board will:

(1) nominate each of Michael Appel, Arnaud Ajdler, Dorrit J. Bern and Alan Rosskamm for election as a director of the Company at the 2008 Annual Meeting to serve as Class C directors with terms scheduled to end in 2011;

(2) nominate each of Michael Goldstein and Richard W. Bennet III for election as directors of the Company at the 2008 Annual Meeting to serve as Class B directors with terms schedule to end in 2010; and

(3) cause all proxies received by the Company to be voted in the manner specified by such proxies.

(d) Board Declassification.  In accordance with the Company’s Restated Articles of Incorporation, Amended and Restated Bylaws and applicable state law, the Company will submit, recommend and actively solicit proxies in favor of a resolution for approval by its shareholders at the 2008 Annual Meeting to declassify the Company’s Board to provide for the annual election of all directors (the “Declassification Proposal”). The Company will seek to have such Declassification Proposal classified as a “routine matter” under New York Stock Exchange rules.  Under such proposal, if approved by the Company’s shareholders, the first of such annual elections would take place at the Company’s 2009 Annual Meeting.  The members of the Board will vote all of their shares in favor of the Declassification Proposal.

(e) Proxy Solicitation Materials.  The Company and the Board agree that the Company’s Proxy Statement and proxy cards for the 2008 Annual Meeting and all other solicitation materials to be delivered to shareholders in connection with the 2008 Annual Meeting (in each case excepting any materials delivered prior to the date hereof) shall be prepared in accordance with, and in furtherance of, this Agreement.  The Company will provide the Committee with copies of any portion of proxy materials or other solicitation materials that contain statements relating to the Committee, the Committee Nominees or this Agreement a reasonable period in advance of filing such materials with the SEC or disseminating the same in order to permit the Committee a reasonable opportunity to review and comment on such materials.  The Committee will provide, as promptly as reasonably practicable, all information relating to the Committee Nominees (and other information, if any) to the extent required under applicable law to be included in the Company’s Proxy Statement and any other solicitation materials to be delivered to shareholders in connection with the 2008 Annual Meeting.

(f) Committees.  At the first meeting of the Board following the 2008 Annual Meeting, the Company shall cause at least one Committee Nominee, such Committee Nominee to be selected by the Company, to be a member of each committee of the Board and each committee of the Board which is created after the date of this Agreement.

(g) Expenses.  Within fifteen business days from the date of this Agreement, the Company shall reimburse the Committee an amount equal to the Committee’s actual out-of-pocket expenses incurred in connection with the Committee Nomination (the Committee shall provide reasonable documentation with respect to such expenses), including the preparation of related filings with the SEC, the fees and disbursements of counsel and other advisors, and expenses incurred in connection with the litigation between the Company and the Committee, up to a maximum reimbursement of $1,000,000, and the Committee hereby agrees that such payment shall be in full satisfaction of any claims or rights it may have as of the date hereof for reimbursement of fees, expenses or costs in connection with the Committee Nomination.

Section 2.2 Voting Provisions.  The Committee, together with its Affiliates, will cause all shares of Common Stock for which they have the right to vote as of the record date for the 2008 Annual Meeting to be present for quorum purposes and to be voted at such meeting or at any adjournments or postponements thereof, (a) in favor of each director nominated and recommended by the Board for election at such meeting, (b)  in favor of the Declassification Proposal and each other matter recommended by the Board at such meeting, and (c) against any shareholder nominations for director which are not approved and recommended by the Board for election at such meeting.

Section 2.3 Additional Undertakings by the Committee.  By executing this Agreement and in consideration of the agreements contained herein, the Committee hereby irrevocably withdraws its Nomination Letter and any nominations to the Board made prior to the date hereof and agrees to terminate the pending proxy contest with respect to the election of directors at the 2008 Annual Meeting.  Within two business days of the date of this Agreement, the Committee shall file, or cause to be filed on its behalf, with the SEC an amendment to its Schedule 13D with respect to the Company disclosing the material contents of this Agreement.

Section 2.4 Publicity.  Promptly after the execution of this Agreement, the Company and the Committee will issue a press release in the form attached hereto as Schedule B.  Any press release to be issued by the Committee relating to the matter covered by this Agreement shall be provided prior to issuance to the Company for the Company’s review and approval, such approval not to be unreasonably withheld.

Section 2.5 Dismissal of Claims.  Promptly after the execution of this Agreement, the Company and the Committee shall stipulate to the voluntary dismissal with prejudice and without costs the action entitled Charming Shoppes v. Crescendo Partners II, L.P., et al., No. 08-CV-1156-AB, pending in the United States District Court for the Eastern District of Pennsylvania, and file with the Court a stipulation of dismissal.

Section 2.6 Mutual Releases.  Promptly after the execution of this Agreement, the Company and the Committee shall provide mutual releases in the forms annexed hereto as Schedule C.

ARTICLE III

OTHER PROVISIONS

Section 3.1 Representations and Warranties.

(a) Representations and Warranties of the Company.  The Company hereby represents and warrants that this Agreement and the performance by the Company of its obligations hereunder (i) has been duly authorized, executed and delivered by it, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, (ii) does not require the approval of the shareholders of the Company and (iii) does not and will not violate any law, any order of any court or other agency of government, the Articles of Incorporation of the Company, as amended, or the Bylaws of the Company, as amended, or any provision of any indenture, agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument.

(b) Representations and Warranties of the Committee.  Each member of the Committee represents and warrants that this Agreement and the performance by each such member of its obligations hereunder (i) has been duly authorized, executed and delivered by such Committee members, and is a valid and binding obligation of such members, enforceable against such members in accordance with its terms, (ii) does not require approval by any owners or holders of any equity interest in such members of the Committee (except as has already been obtained) and (iii) does not and will not violate any law, any order of any court or other agency of government, the charter or other organizational documents of such members of the Committee, as amended, or any provision of any agreement or other instrument to which such members of the Committee or any of their properties or assets are bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such agreement or instrument.  Each member of the Committee hereby further represents and warrants that, as of the date hereof, it is the beneficial owner of such number of shares of Common Stock as are set forth with respect to such member of the Committee on Schedule A of this Agreement.

Section 3.2 Remedies.

  (a)  Each party hereto hereby acknowledges and agrees, on behalf of itself and its Affiliates, that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties will be entitled to specific relief hereunder, including an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in New York County in the State of New York, in addition to any other remedy to which they may be entitled at law or in equity.  Any requirements for the securing or posting of any bond with such remedy are hereby waived.

(b) Each party hereto agrees, on behalf of itself and its Affiliates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby will be brought solely and exclusively in any state or federal court in New York County in the State of New York (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 3.5 will be effective service of process for any such action, suit or proceeding brought against any party in any such court.  Each party, on behalf of itself and its Affiliates, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the state or federal courts in New York County in the State of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum.

Section 3.3 Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

Section 3.4 Notices.  All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by telecopy, when such telecopy is transmitted to the telecopy number set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

if to the Company: Charming Shoppes, Inc. 450 Winks Lane Bensalem, Pennsylvania 19020 Facsimile: (215) 604-5615 Attention: General Counsel

with a copy to: Cadwalader, Wickersham & Taft LLP One World Financial Center New York, New York 10281 Facsimile: (212) 504-6666 Attention:Dennis J. Block, Esq.

if to the Committee: Crescendo Partners II, L.P. Series Q 825 Third Avenue, 40th Floor New York, NY 10022 Facsimile: (212) 319-0760 Attention: Eric Rosenfeld

with a copy to: Olshan, Grundman, Frome, Rosenzweig & Wolosky LLP Park Avenue Tower 65 East 55th Street New York, NY 10022 Facsimile: Steve Wolosky, Esq. Attention: (212) 451-2222

Section 3.5 Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

Section 3.6 Further Assurances.  Each party agrees to take or cause to be taken such further actions, and to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents, as may be reasonably required or requested by the other party in order to effectuate fully the purposes, terms and conditions of this Agreement.

Section 3.7 No Third-Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, and nothing in this Agreement is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 3.8 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

CHARMING SHOPPES, INC.
By: /s/ Dorrit J. Bern Name: Dorrit J. Bern Title: President and Chief Executive Officer

CRESCENDO PARTNERS II, L.P., SERIES Q
By: Crescendo Investments II, LLC
General Partner
By: /s/ Eric Rosenfeld Name: Eric Rosenfeld Title: Managing Member

CRESCENDO INVESTMENTS II, LLC
By: /s/ Eric Rosenfeld Name: Eric Rosenfeld Title: Managing Member

CRESCENDO PARTNERS III, L.P.
By: Crescendo Investments III, LLC
General Partner
By: /s/ Eric Rosenfeld Name: Eric Rosenfeld Title: Managing Member

CRESCENDO INVESTMENTS III, LLC
By: /s/ Eric Rosenfeld Name: Eric Rosenfeld Title: Managing Member

/s/ Eric Rosenfeld
ERIC ROSENFELD

MYCA MASTER FUND, LTD.
By: Myca Partners, Inc.
Investment Manager
By: /s/ Robert Frankfurt Name: Robert Frankfurt Title: President

MYCA PARTNERS, INC.

By: /s/ Robert Frankfurt Name: Robert Frankfurt Title: President

/s/ Robert Frankfurt
ROBERT FRANKFURT

/s/ Arnaud Ajdler
ARNAUD AJDLER

/s/ Michael Appel
MICHAEL APPEL

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